Exhibit 99.1

ITEM 1. BUSINESS
“Delphi,” the “Company,” “we,” “us” and “our” refer to Delphi Automotive PLC, a public limited company which was formed under the laws of Jersey on May 19, 2011, together with its subsidiaries, including Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales (“Delphi Automotive LLP”) which was formed on August 19, 2009 for the purpose of acquiring certain assets and subsidiaries of the former Delphi Corporation, and became a subsidiary of Delphi Automotive PLC in connection with the completion of the Company’s initial public offering on November 22, 2011. The former Delphi Corporation (now known as DPH Holdings Corp. (“DPHH”)) and, as the context may require, its subsidiaries and affiliates, are also referred to herein as “Old Delphi.”
We are a leading global vehicle components manufacturer and provide electrical and electronic, powertrain and active safety technology solutions to the global automotive and commercial vehicle markets. We are one of the largest vehicle component manufacturers, and our customers include all 25 of the largest automotive original equipment manufacturers (“OEMs”) in the world. Including our discontinued operations, we operate 129 major manufacturing facilities and 15 major technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from low cost countries. We have a presence in 33 countries and have over 20,000 scientists, engineers and technicians focused on developing market relevant product solutions for our customers. In line with the growth in emerging markets, we have been increasing our focus on these markets, particularly China, where we have a major manufacturing base, including investments in 5 new manufacturing facilities since 2012, and strong customer relationships.
Website Access to Company’s Reports
Delphi’s internet website address is www.delphi.com. Our Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission (“SEC”).
Our History
In October 2005, Old Delphi and certain of its United States (“U.S.”) subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Old Delphi's non-U.S. subsidiaries, which were not included in the Chapter 11 Filings, continued their business operations without supervision from the Bankruptcy Court and were not subject to the requirements of the Bankruptcy Code. On October 6, 2009 (the “Acquisition Date”), Delphi Automotive LLP acquired the major portion of the business of Old Delphi and issued membership interests to a group of investors consisting of certain lenders to Old Delphi, General Motors Company (“GM”) and the Pension Benefit Guaranty Corporation (the “PBGC”). On March 31, 2011, all of the outstanding Class A and Class C membership interests held by GM and the PBGC were redeemed, respectively, for approximately $4.4 billion.
On May 19, 2011, Delphi Automotive PLC was formed as a Jersey public limited company, and had nominal assets, no liabilities and had conducted no operations prior to its initial public offering. On November 22, 2011, in conjunction with the completion of its initial public offering by the selling shareholders, all of the outstanding equity of Delphi Automotive LLP was exchanged by its equity holders for ordinary shares in Delphi Automotive PLC. As a result, Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC.
Our Company
We believe the automotive industry is being shaped by increasing government regulations for vehicle safety, fuel efficiency and emissions control, as well as rapidly increasing consumer demand for connectivity. These industry mega-trends, which we refer to as “Safe,” “Green” and “Connected,” are driving higher growth in products that address these trends than growth in the automotive industry overall. We have organized our business into three diversified segments, which enable us to develop solutions and manufacture highly-engineered products that enable our customers to respond to these mega-trends:

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Electrical / Electronic Architecture—This segment provides complete design of the vehicle’s electrical architecture, including connectors, wiring assemblies and harnesses, electrical centers and hybrid high voltage and safety distribution systems. Our products provide the critical electrical and electronics backbone that supports increased vehicle content and electrification, reduced emissions and higher fuel economy through weight savings.

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Powertrain Systems—This segment provides systems integration of full end-to-end gasoline and diesel engine management systems including fuel handling, fuel injection, combustion, electronic controls, test and validation capabilities, aftermarket, and original equipment services. We design solutions to optimize powertrain power and performance while helping our customers meet new emissions and fuel economy regulations.

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Electronics and Safety—This segment provides critical components, systems and advanced software for passenger safety, security, comfort and infotainment, as well as vehicle operation, including body controls, reception systems, infotainment and connectivity systems, hybrid vehicle power electronics, passive and active safety electronics, displays and mechatronics. Our products integrate and optimize electronic content, which improves fuel economy, reduces emissions, increases safety and provides occupant infotainment and connectivity.

We also previously reported the results of our Thermal Systems business as a segment. The Thermal Systems business provides powertrain cooling and heating, ventilating and air conditioning (“HVAC”) systems, such as compressors, systems and controls, and heat exchangers for the vehicle markets. As further described in Note 25. Discontinued Operations to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K, in the first quarter of 2015, the Company entered into a definitive agreement for the sale of substantially all of the assets and liabilities of the Company's wholly-owned Thermal Systems business. The Company also committed to a plan to dispose of its interests in two joint ventures which were previously reported within the Thermal Systems segment. The assets and liabilities, operating results and operating and investing cash flows for the previously reported Thermal Systems segment are presented as discontinued operations separate from the Company’s continuing operations for all periods presented. Our description and discussion of financial amounts within this Item 1. Business reflect the results of continuing operations, unless otherwise noted. Historical employment, property, product and vehicle content information includes amounts attributable to discontinued operations, unless otherwise noted.
Financial Information about Business Segments
We operate our core business along three operating segments, which are grouped on the basis of similar product, market, and operating factors.
Net Sales by Segment

	Year Ended December 31, 2014		Year Ended December 31, 2013		Year Ended December 31, 2012
	Net Sales	% of Total	Net Sales	% of Total	Net Sales	% of Total
	(in millions, excluding percentages)
Electrical/Electronic Architecture	$8,274	53%	$7,972	53%	$6,815	48%
Powertrain Systems	4,535	29%	4,392	29%	4,631	33%
Electronics and Safety	2,885	19%	2,878	19%	2,813	20%
Eliminations and Other	(195)	(1)%	(191)	(1)%	(189)	(1)%
Total	$15,499		$15,051		$14,070
Refer to Results of Operations by Segment in Item 7. Management’s Discussion and Analysis in Exhibit 99.3 attached to this Form 8-K and Note 23. Segment Reporting to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for further financial information about business segments.
Our business is diversified across end-markets, regions, customers, vehicle platforms and products. Including our discontinued operations, our customer base includes all 25 of the largest automotive OEMs in the world, and in 2014, 23% of our net sales came from the Asia Pacific region, which we have identified as a key market likely to experience substantial growth. Including our discontinued operations, our eight largest platforms in 2014 were with five different OEMs. In addition, in 2014 our products were found in 19 of the 20 top-selling vehicle models in the United States, in 18 of the 20 top-selling vehicle models in Europe and in 17 of the 20 top-selling vehicle models in China. We have diversified our business into the commercial vehicle market, which is typically on a different business cycle than the light vehicle market. In addition, approximately 6% of our 2014 net sales were to the aftermarket, which meets the ongoing need for replacement parts required for vehicle servicing.
We have established a worldwide design and manufacturing footprint with a regional service model that enables us to efficiently and effectively serve our global customers from low cost countries. This regional model is structured primarily to service the North American market from Mexico, the South American market from Brazil, the European market from Eastern Europe and North Africa, and the Asia Pacific market from China. Our global scale and regional service model enables us to engineer globally and execute regionally to serve the largest OEMs, which are seeking suppliers that can serve them on a worldwide basis. Our footprint also enables us to adapt to the regional design variations the global OEMs require and serve the emerging market OEMs.
Our Industry
The automotive parts industry provides components, systems, subsystems and modules to OEMs for the manufacture of new vehicles, as well as to the aftermarket for use as replacement parts for current production and older vehicles. Overall, we expect long-term growth of vehicle sales and production in the OEM market. In 2013 and 2014, the industry saw increased global customer sales and production schedules. However, while OEM vehicle production in North America and Asia Pacific has continued to grow, production in Europe and South America continues to be impacted by the economic uncertainties in these regions. Vehicle production increased by only 2% in Europe, and decreased by 17% in South America in 2014 as compared to 2013. Demand for automotive parts in the OEM market is generally a function of the number of new vehicles produced, which is primarily driven by macro-economic factors such as credit availability, interest rates, fuel prices, consumer confidence, employment and other trends. Although OEM demand is tied to actual vehicle production, participants in the automotive parts industry also have the opportunity to grow through increasing product content per vehicle by further penetrating business with existing customers and in existing markets, gaining new customers and increasing their presence in global markets. We believe that as a company with a global presence and advanced technology, engineering, manufacturing and customer support capabilities, we are well-positioned to benefit from these opportunities.
We believe that continuously increasing societal demands have created the three “mega-trends” that serve as the basis for the next wave of market-driven automotive technology advancement. Our challenge is to continue developing leading edge technology focused on addressing these mega-trends, and apply that technology toward products with sustainable margins that enable our customers, both OEMs and others, to produce distinctive market-leading products. We have identified a core portfolio of products that draw on our technical strengths and align with these mega-trends where we believe we can provide differentiation to our automotive, commercial vehicle and aftermarket customers.
Safe. The first mega-trend, “Safe,” represents technologies aimed not just at protecting vehicle occupants when a crash occurs, but those that actually proactively reduce the risk of a crash occurring. OEMs continue to focus on improving occupant and pedestrian safety in order to meet increasingly stringent regulatory requirements in various markets, such as a recent regulation issued by the U.S. National Highway Traffic Safety Administration that will require rear view cameras in all vehicles with a gross vehicle weight of less than 10,000 pounds that are manufactured on or after May 1, 2018. As a result, suppliers are focused on developing technologies aimed at protecting vehicle occupants when a crash occurs, as well as advanced driver assistance systems that reduce driver distractions and automated safety features that proactively mitigate the risk of a crash occurring. Examples of new and alternative technologies that incorporate sophisticated detection and advanced software for collision avoidance include lane departure warning systems, adaptive cruise control and automatic braking.
Green. The second mega-trend, “Green,” represents technologies designed to help reduce emissions, increase fuel economy and minimize the environmental impact of vehicles. Green is a key mega-trend today because of the convergence of several issues: climate change, volatility in oil prices, an increasing number of vehicles in use worldwide and recent and pending regulation in the U.S. and overseas regarding fuel economy and carbon dioxide emissions. OEMs continue to focus on improving fuel efficiency and reducing emissions in order to meet increasingly stringent regulatory requirements in various markets. On a worldwide basis, the relevant authorities in the European Union, the United States, China, India, Japan, Brazil, South Korea and Argentina have already instituted regulations requiring further reductions in emissions and/or increased fuel economy through 2016. In many cases, other authorities have initiated legislation or regulation that would further tighten the standards through 2020 and beyond. Based on the current regulatory environment, we believe that OEMs including those in the U.S. and China, will be subject to requirements for even greater reductions in CO2 emissions over the next ten years. These standards will require meaningful innovation as OEMs and suppliers are forced to find ways to improve thermal management, engine management, electrical power consumption, vehicle weight and integration of alternative powertrains (e.g., electric/hybrid propulsion). As a result, suppliers are developing innovations that result in significant improvements in fuel economy, emissions and performance from gasoline and diesel internal combustion engines, and permit engine downsizing without loss of performance. At the same time, suppliers are also developing and marketing new and alternative technologies that support hybrid vehicles, electric vehicles and fuel cell products to improve fuel economy and emissions.
Connected. The third mega-trend, “Connected,” represents technologies designed to seamlessly integrate the highly complex electronic world in which automotive consumers live into the cars they drive, so that time in a vehicle is more productive and enjoyable. The technology content of vehicles continues to increase as consumers demand greater safety, personalization, infotainment, productivity and convenience while driving. Also with increased smart phone usage in vehicles, driver distractions can be dramatically increased, which in turn results in greater risk of accidents. Delphi's MyFi suite of infotainment products seamlessly integrate smart phones with vehicles allowing greater connectivity to the devices and cloud based content and services. Delphi's MyFi then couples active safety products to monitor the environment inside and outside the vehicle to help enable connectivity in a safer environment. Coupled with alerts, audio commands and responses, driver awareness can be enhanced and increased connectivity enabled.
We expect these mega-trends to continue to create growth and opportunity for us. We believe we are well-positioned to provide solutions and products to OEMs to expand the electronic and technological content of their vehicles. We also believe electronics integration, which generally refers to products and systems that combine integrated circuits, software algorithms, sensor technologies and mechanical components within the vehicle will allow OEMs to achieve substantial reductions in weight and mechanical complexity, resulting in easier assembly, enhanced fuel economy, improved emissions control and better vehicle performance. We have formed a Technology Advisory Council, a panel of prominent global technology thought leaders, to guide our product strategies and investments in technology with a focus on developing advanced technologies to drive growth within these mega-trends.
Standardization of Sourcing by OEMs
Many OEMs are adopting global vehicle platforms to increase standardization, reduce per unit cost and increase capital efficiency and profitability. As a result, OEMs are selecting suppliers that have the capability to manufacture products on a worldwide basis as well as the flexibility to adapt to regional variations. Suppliers with global scale and strong design, engineering and manufacturing capabilities, are best positioned to benefit from this trend. OEMs are also increasingly looking to their suppliers to simplify vehicle design and assembly processes to reduce costs. As a result, suppliers that sell vehicle components directly to manufacturers (Tier I suppliers) have assumed many of the design, engineering, research and development and assembly functions traditionally performed by vehicle manufacturers. Suppliers that can provide fully-engineered solutions, systems and pre-assembled combinations of component parts are positioned to leverage the trend toward system sourcing.
Shorter Product Development Cycles
As a result of government regulations and customer preferences, OEMs are requiring suppliers to respond faster with new designs and product innovations. While these trends are more prevalent in mature markets, the emerging markets are advancing rapidly towards the regulatory standards and consumer preferences of the more mature markets. Suppliers with strong technologies, robust global engineering and development capabilities will be best positioned to meet OEM demands for rapid innovation.
Products
Our organizational structure and management reporting support the management of these core product lines:
Electrical/Electronic Architecture. This segment offers complete electrical and electronic architectures for our customer-specific needs that help reduce production cost, weight and mass, and improve reliability and ease of assembly.

•	High quality connectors are engineered primarily for use in the automotive and related markets, but also have applications in the aerospace, military and telematics sectors.

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Electrical centers provide centralized electrical power and signal distribution and all of the associated circuit protection and switching devices, thereby optimizing the overall vehicle electrical system.

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Distribution systems, including hybrid high voltage and safety systems, are integrated into one optimized vehicle electrical system that can utilize smaller cable and gauge sizes and ultra-thin wall insulation (which product line makes up approximately 37%, 40% and 41% of our total revenue for the years ended December 31, 2014, 2013 and 2012, respectively).

Powertrain Systems. This segment offers high quality products for complete engine management systems (“EMS”) and products to help optimize performance, emissions and fuel economy.

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The gasoline EMS portfolio features fuel injection and air/fuel control, valvetrain, ignition, sensors and actuators, transmission control products, and powertrain electronic control modules with software, algorithms and calibration.

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The diesel EMS product line offers high quality common rail fuel injection system technologies including diesel injection equipment, system integration, calibration, electronics, and emission control solutions.

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The Powertrain Systems segment also supplies integrated fuel handling systems for gasoline, diesel, flexfuel and biofuel configurations, and innovative evaporative emissions systems that are recognized as industry-leading technologies.

We also include aftermarket and original equipment service in the Powertrain Systems segment.
Electronics and Safety. This segment offers a wide range of electronic and safety equipment in the areas of controls, security, infotainment, communications, safety systems and power electronics.

•	Electronic controls products primarily consist of body computers and security systems.

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Infotainment and driver interface portfolio primarily consists of receivers, MyFi reception systems, digital receivers, satellite audio receivers, navigation systems, displays (including re-configurable displays) and mechatronics.

•	Passive and active safety electronics primarily includes occupant detection systems, collision warning systems, advanced cruise control technologies, collision sensing and auto braking.

•	Electric and hybrid electric vehicle power electronics comprises power modules, inverters and converters and battery packs.
Thermal Systems. This business, which was previously reported as a segment, offers energy efficient thermal system and component solutions for the automotive market and continues to develop applications for the non-automotive market. Our Automotive Thermal Products are designed to meet customers’ needs for powertrain thermal management and cabin thermal comfort (climate control).

•	Main powertrain cooling products include condenser, radiator, fan module and charge air cooling heat exchangers assemblies.

•	Climate control portfolio includes HVAC modules, with evaporator and heater core components, air conditioning compressors and controls.
As further described in Note 25. Discontinued Operations to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K, in the first quarter of 2015 the Company entered into a definitive agreement for the sale of substantially all of the assets and liabilities of the Company's wholly-owned Thermal Systems business. The assets and liabilities, operating results and operating and investing cash flows for the former Thermal Systems segment are presented as discontinued operations separate from the Company’s continuing operations for all periods presented.
Competition
Although the overall number of our top competitors decreased due to ongoing industry consolidation, the automotive parts industry remains extremely competitive. OEMs rigorously evaluate suppliers on the basis of product quality, price, reliability and timeliness of delivery, product design capability, technical expertise and development capability, new product innovation, financial viability, application of lean principles, operational flexibility, customer service and overall management. In addition, our customers generally require that we demonstrate improved efficiencies, through cost reductions and/or price improvement, on a year-over-year basis.
Our competitors in each of our operating segments are as follows:

Segment	Competitors
Electrical/Electronic Architecture	• Lear Corporation
• Leoni AG
• Molex Inc.
• TE Connectivity, Ltd.
• Sumitomo Corporation
• Yazaki Corporation

Powertrain Systems	• Bosch Group
• Continental AG
• Denso Corporation
• Hitachi, Ltd.
• Magneti Marelli S.p.A.

Electronics and Safety	• Autoliv AB
• Bosch Group
• Continental AG
• Denso Corporation
• Harman International Industries
• Panasonic Corporation
• TRW Automotive
• Visteon Corporation

Customers
We sell our products and services to the major global OEMs in every region of the world. We also sell our products to the worldwide aftermarket for replacement parts, including the aftermarket operations of our OEM customers and to other distributors and retailers. The following table provides the percentage of net sales to our largest customers for the year ended December 31, 2014:

Customer	Percentage of Net Sales
GM	16%
Volkswagen Group (“VW”)	9%
Daimler AG (“Daimler”)	6%
Fiat Chrysler Automobiles N.V.	5%
Ford Motor Company (“Ford”)	5%
PSA Peugeot Citroën (“PSA”)	5%
Shanghai General Motors Company Limited	4%
Hyundai Motor Company	4%
Geely Automobile Holdings Limited	3%
Toyota Motor Corporation	2%
Supply Relationships with Our Customers
We typically supply products to our OEM customers through purchase orders, which are generally governed by general terms and conditions established by each OEM. Although the terms and conditions vary from customer to customer, they typically contemplate a relationship under which our customers place orders for their requirements of specific components supplied for particular vehicles but are not required to purchase any minimum amount of products from us. These relationships typically extend over the life of the related vehicle. Prices are negotiated with respect to each business award, which may be subject to adjustments under certain circumstances, such as commodity or foreign exchange escalation/de-escalation clauses or for cost reductions achieved by us. The terms and conditions typically provide that we are subject to a warranty on the products supplied; in most cases, the duration of such warranty is coterminous with the warranty offered by the OEM to the end-user of the vehicle. We may also be obligated to share in all or a part of recall costs if the OEM recalls its vehicles for defects attributable to our products.
Individual purchase orders are terminable for cause or non-performance and, in most cases, upon our insolvency and certain change of control events. In addition, many of our OEM customers have the option to terminate for convenience on certain programs, which permits our customers to impose pressure on pricing during the life of the vehicle program, and issue purchase contracts for less than the duration of the vehicle program, which potentially reduces our profit margins and increases the risk of our losing future sales under those purchase contracts. Additionally, our largest customer, GM, expressly reserves a right to terminate for competitiveness on certain of our long-term supply contracts. We manufacture and ship based on customer release schedules, normally provided on a weekly basis, which can vary due to cyclical automobile production or dealer inventory levels.
Although customer programs typically extend to future periods, and although there is an expectation that we will supply certain levels of OEM production during such future periods, customer agreements including applicable terms and conditions do not necessarily constitute firm orders. Firm orders are generally limited to specific and authorized customer purchase order releases placed with our manufacturing and distribution centers for actual production and order fulfillment. Firm orders are typically fulfilled as promptly as possible from the conversion of available raw materials, sub-components and work-in-process inventory for OEM orders and from current on-hand finished goods inventory for aftermarket orders. The dollar amount of such purchase order releases on hand and not processed at any point in time is not believed to be significant based upon the timeframe involved.

Our Global Operations
Information concerning principal geographic areas is set forth below. Net sales data is from our continuing operations and reflects the manufacturing location for the years ended December 31, 2014, 2013 and 2012. Net property data is from our continuing operations, and is as of December 31, 2014, 2013 and 2012.

	Year Ended December 31, 2014		Year Ended December 31, 2013		Year Ended December 31, 2012
	(in millions)
	Net Sales	Net Property (1)	Net Sales	Net Property (1)	Net Sales	Net Property (1)
United States (2)	$5,160	$675	$4,850	$583	$4,709	$507
Other North America	208	135	213	135	151	128
Europe, Middle East & Africa (3)	5,940	1,395	5,999	1,513	5,897	1,403
Asia Pacific (4)	3,552	732	3,171	602	2,500	470
South America	639	84	818	97	813	107
Total	$15,499	$3,021	$15,051	$2,930	$14,070	$2,615

(1)	Net property data represents property, plant and equipment, net of accumulated depreciation.

(2)
Includes net sales and machinery, equipment and tooling that relate to the Company's maquiladora operations located in Mexico. These assets are utilized to produce products sold to customers located in the United States.

(3)
Includes our country of domicile, Jersey, and the country of our principal executive offices, the United Kingdom. We had no sales in Jersey in any period. We had net sales of $892 million, $727 million and $726 million in the United Kingdom for the years ended December 31, 2014, 2013 and 2012, respectively. We had net property in the United Kingdom of $231 million, $229 million and $191 million as of December 31, 2014, 2013 and 2012, respectively. The largest portion of net sales in the Europe, Middle East & Africa region was $892 million in the United Kingdom, $1,076 million in Germany and $1,125 million in France for the years ended December 31, 2014, 2013 and 2012, respectively.

(4)	Net sales and net property in Asia Pacific are primarily attributable to China.
Research, Development and Intellectual Property
We maintain technical engineering centers in major regions of the world to develop and provide advanced products, processes and manufacturing support for all of our manufacturing sites, and to provide our customers with local engineering capabilities and design development on a global basis. Including our discontinued operations, as of December 31, 2014, we employed over 20,000 scientists, engineers and technicians around the world. Total expenditures for research and development activities, which include engineering, were approximately $1.2 billion, $1.2 billion and $1.1 billion for the years ended December 31, 2014, 2013 and 2012, respectively. Each year we share some engineering expenses with OEMs and government agencies. While this amount varies from year-to-year, it is generally in the range of 20% to 30% of engineering expenses.
We have formed a Technology Advisory Council, a panel of prominent global technology thought leaders, which guides our product strategies and investments in technology with a focus on developing advanced technologies to drive growth. We believe that our engineering and technical expertise, together with our emphasis on continuing research and development, allow us to use the latest technologies, materials and processes to solve problems for our customers and to bring new, innovative products to market. We believe that continued engineering activities are critical to maintaining our pipeline of technologically advanced products. Given our strong financial discipline, we seek to effectively manage fixed costs and efficiently rationalize capital spending by critically evaluating the profit potential of new and existing customer programs, including investment in innovation and technology. We maintain our engineering activities around our focused product portfolio and allocate our capital and resources to those products with distinctive technologies. We expect expenditures for engineering activities to be approximately $1.2 billion for the year ended December 31, 2015.
We maintain a large portfolio of patents in the operation of our business. While no individual patent or group of patents, taken alone, is considered material to our business, taken in the aggregate, these patents provide meaningful protection for our products and technical innovations. Similarly, while our trademarks (particularly those protecting the Delphi brand) are important to identify our position in the industry, we do not believe that any of these are individually material to our business. We are actively pursuing marketing opportunities to commercialize and license our technology to both automotive and non-automotive industries and we have selectively taken licenses from others to support our business interests. These activities foster optimization of intellectual property rights.
Materials
We procure our raw materials from a variety of suppliers around the world. Generally, we seek to obtain materials in the region in which our products are manufactured in order to minimize transportation and other costs. The most significant raw materials we use to manufacture our products include aluminum, copper and resins. As of December 31, 2014, we have not experienced any significant shortages of raw materials and normally do not carry inventories of such raw materials in excess of those reasonably required to meet our production and shipping schedules.
Commodity cost volatility, most notably related to copper, aluminum, petroleum-based resin products and fuel, is a challenge for us and our industry. We are continually seeking to manage these and other material-related cost pressures using a combination of strategies, including working with our suppliers to mitigate costs, seeking alternative product designs and material specifications, combining our purchase requirements with our customers and/or suppliers, changing suppliers, hedging of certain commodities and other means. In the case of copper, which primarily affects our Electrical/Electronic Architecture segment, and aluminum, which primarily affects our Thermal segment that is classified as a discontinued operation, contract escalation clauses have enabled us to pass on some of the price increases to our customers and thereby partially offset the impact of increased commodity costs on operating income for the related products. However, other than in the case of copper and aluminum, our overall success in passing commodity cost increases on to our customers has been limited. We will continue our efforts to pass market-driven commodity cost increases to our customers in an effort to mitigate all or some of the adverse earnings impacts, including by seeking to renegotiate terms as contracts with our customers expire.
Seasonality
Our business is moderately seasonal, as our primary North American customers historically reduce production during the month of July and halt operations for approximately one week in December. Our European customers generally reduce production during the months of July and August and for one week in December. Shut-down periods in the rest of the world generally vary by country. In addition, automotive production is traditionally reduced in the months of July, August and September due to the launch of parts production for new vehicle models. Accordingly, our results reflect this seasonality.
Employees
As of December 31, 2014, including our discontinued operations, we employed approximately 127,000 people (5,000 in the U.S., and 122,000 outside of the U.S.); 26,000 salaried employees and 101,000 hourly employees. In addition, we maintain an alternative workforce of 37,000 contract and temporary workers. Our employees are represented worldwide by numerous unions and works councils, including the IUE-CWA, the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and its Local Union 87L (together, the “USW”), and Confederacion De Trabajadores Mexicanos. In the U.S., our employees are represented by only the IUE-CWA and the USW, with which we have competitive wage and benefit packages.
Environmental Compliance
We are subject to the requirements of U.S. federal, state and local, and non-U.S., environmental and safety and health laws and regulations. These include laws regulating air emissions, water discharge, hazardous materials and waste management. We have an environmental management structure designed to facilitate and support our compliance with these requirements globally. Although it is our intent to comply with all such requirements and regulations, we cannot provide assurance that we are at all times in compliance. Environmental requirements are complex, change frequently and have tended to become more stringent over time. Accordingly, we cannot assure that environmental requirements will not change or become more stringent over time or that our eventual environmental costs and liabilities will not be material.
Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. In addition to clean-up actions brought by U.S. federal, state, local and non-U.S. agencies, plaintiffs could raise personal injury or other private claims due to the presence of hazardous substances on or from a property. We are currently in the process of investigating and cleaning up some of our current or former sites. In addition, there may be soil or groundwater contamination at several of our properties resulting from historical, ongoing or nearby activities.
At December 31, 2014, 2013 and 2012, the reserve for environmental investigation and remediation was approximately $5 million, $6 million and $6 million, respectively. Additionally, as of December 31, 2014, 2013 and 2012, the reserve for environmental investigation and remediation attributable to discontinued operations included within liabilities held for sale was approximately $16 million, $15 million and $15 million, respectively, of which $7 million, $7 million and $8 million, respectively, related to sites within the U.S. We cannot ensure that our eventual environmental remediation costs and liabilities will not exceed the amount of our current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, our results of operations could be materially affected.